UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 13, 2009

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23876	43-1531401
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

150 North Michigan Avenue

Chicago, Illinois  60601

(Address of principal executive offices)

(Zip Code)

(312) 346-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Management Incentive Plan (the “MIP”) of Smurfit-Stone Container Corporation (the “Company”) was adopted by the Company’s Board of Directors and approved by its shareholders in 1996.  A copy of the MIP was filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995.  Each year, the Compensation Committee of the Board of Directors (the “Committee”) establishes the performance objectives applicable to each participant that will be used to determine the award (expressed as a target percentage of the participant’s annual base salary), if any, payable under the MIP for the relevant plan year.  Each annual performance objective is assigned a percentage of the target award, so that achievement of the target amount of all performance objectives would entitle an executive officer to receive an award equal to his or her target level.

On January 13, 2009, the Committee determined MIP bonus awards for fiscal 2008 as discussed in this Current Report on Form 8-K.  The Committee has not yet established performance objectives for fiscal 2009.

MIP Awards for 2008

Based on the percentage achievement of MIP performance objectives for fiscal 2008, and in the exercise of the Committee’s discretion to adjust awards, the Committee determined the amount of MIP bonus awards to be paid to the Company’s named executive officers for the year ended December 31, 2008, as follows:

Named Executive Officer	Target	Value of Award

Patrick J. Moore, Chairman and Chief Executive Officer	100%	$553,500 (50% of salary)

Steven J. Klinger, President and Chief Operating Officer	100%	$397,500 (50% of salary)

Charles A. Hinrichs, Senior Vice President and Chief Financial Officer	60%	$130,000 (31.1% of salary)

Mack C. Jackson, Senior Vice President and General Manager – Containerboard Mill and Forest Resources Division	60%	$131,000 (31.0% of salary)

Craig A. Hunt Senior Vice President, Secretary and General Counsel	60%	$204,250 (50% of salary)

The MIP performance objectives for fiscal 2008 were based on a number of responsibility-specific business area goals for each named executive officer.  Goals for Messrs. Moore, Klinger and Hinrichs were based on meeting or exceeding the 2008 budgeted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and the accomplishment of specific strategic cost reduction and profit initiatives (65%).  The remaining thirty-five percent (35%) of the target for Messrs. Moore, Klinger and Hinrichs was based on the discretion of the Committee and was dependent on overall Company performance, not tied to specific criteria.  MIP goals for 2008 for Mr. Jackson were based on meeting or exceeding the 2008 budgeted EBITDA (30%), accomplishment of specific corporate (30%) and division (30%) strategic cost reduction and profit initiatives, and achievement of division safety goals (10%).  MIP goals for 2008 for Mr. Hunt were based on meeting or exceeding the 2008 budgeted EBITDA (50%) and the accomplishment of specific corporate strategic cost reduction and profit initiatives (50%).

The performance threshold of $767 Million for payment of the portion of awards based on meeting or exceeding the 2008 budgeted corporate EBITDA operating results was not achieved in fiscal 2008 and no MIP awards were made to any of the executive officers with respect to this performance objective.  With respect to the performance objective of achieving specific corporate (and division, in the case of Mr. Jackson) strategic cost reduction and profit initiatives, the Committee determined that the $87 Million target for fiscal 2008 would have been achieved but for the significant market-related mill downtime taken in the fourth quarter of fiscal 2008 in response to the extraordinary economic circumstances facing the Company and the U.S. economy generally, and exercised its discretion to adjust the amount of the  MIP awards for executive officers accordingly to recognize the significant accomplishments of management in substantially completing the strategic initiative program..

Payment of the MIP awards for 2008 was made entirely in cash.  The MIP was amended to provide for the all-cash payout because there were an insufficient number of shares available under the plan to pay a portion of the awards in Restricted Stock Units (RSUs”), as provided in the plan.  The amendment also eliminated the Company premium that had previously been awarded in the form of RSUs representing 20% of the portion of the executive’s MIP award which, prior to the amendment, would have been required to be deferred into RSUs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 14, 2009

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Craig A. Hunt
Name:	Craig A. Hunt
Title:	Senior Vice President, Secretary, and General Counsel